8/3/2006 5:10 PM

Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, SECOND QUARTER

AUGUST 3, 2006 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss second quarter results. Joining me today is John Foy, the Company’s Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company’s common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned or owned in partnerships by CBL & Associates Properties, Inc. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties.

A transcript of today’s comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

8/3/2006 5:10 PM

Stephen:

Thank you, Katie.

Despite the slower growth rate in the economy, higher gas prices and the concerns over the housing market, our properties performed well in the second quarter. As we stated in our earnings release, we reported FFO growth of 7.0% for the second quarter as compared to the prior year period. Same store sales increases were healthy at 3.8% and same center NOI growth was strong at 4.0%. We are continuing to see demand from both retailers and consumers and expect to continue our strong performance throughout the remainder of the year.

During the second quarter we announced a reorganization to consolidate our development divisions and create a dedicated development leasing team. The new structure was implemented to enhance our accelerating new project pipeline. This new team will solely focus on building more new projects and ensuring the continued success and quality lease-up of our developments.

We continue to actively seek new opportunities for viable ground-up developments and expansion opportunities. Today, our development team is hard at work on an impressive future development pipeline of over 9.5 million square feet of projects opening over the next few years, representing an investment of over $1.2 billion. These projects are in various stages of development or pre-development and include large open-air centers, community centers, joint ventures, associated centers, and lifestyle centers. Although some of our more recent growth has been fueled through acquisitions, CBL has always been a development-focused company and we are committed to continuing to produce quality retail projects.

DEVELOPMENT REVIEW:

We have announced developments totaling approximately 2.0 million square feet scheduled to open in 2006, representing an investment of $221 million.

These include High Pointe Commons, a 300,000 square foot community center development in Harrisburg, PA, scheduled to open in the fourth quarter. This project is a 50/50 joint venture with High Real Estate Group of Lancaster, PA, and features Target and JCPenney as anchors as well as approximately 73,000 square feet of shop space. This project is 87% leased and committed.

In Stillwater, OK, construction is well underway on Lakeview Point, a 207,000 square foot community center. This shopping center will be anchored by Belk, Ross Dress for Less, Linens N’ Things, Petco and Pier One. The center will offer

8/3/2006 5:10 PM

shoppers over 70,000 square feet of additional shops and is scheduled to open in the fourth quarter. This project is 85% leased and committed.

We have leased and committed over 70% of the space at The Shops at Pineda Ridge, our community center in Melbourne, FL. This development has a 140,000 square foot Home Depot, which opened earlier this year, and 30,000 square feet of shop space. These shops are scheduled to open in October.

We opened the 59,000 square foot 16-screen Cinemark Theater in June at The Plaza at Fayette Mall, the new 190,000 square foot associated center adjacent to our Fayette Mall in Lexington, KY. Construction is continuing on the remainder of the center, which will include as anchors a 60,000 square foot Gordman’s, Guitar Center, and Old Navy and approximately 40,000 square feet of small shop space and restaurants. This project is 86% leased and committed and will open in the fourth quarter.

Construction on Phase II of Gulf Coast Town Center in Ft. Myers, FL, continues to progress with Belk, JCPenney, Bass Pro Shops and Best Buy opening this fall. We have recently announced a number of quality restaurants and shops for this project and leasing is continuing to go very well. The first two phases of the project are currently 85% leased and committed. Additional anchors and small shops will open later in the year and in the first quarter 2007.

In addition to our ground up developments opening in 2006, we have been extremely active in expanding the retail and restaurant mix at our existing mall properties. In April, we opened Dillard’s and Gordman’s at Southaven Town Center in Southaven, MS, as well as a Starbuck’s and Salsarita’s Fresh Mex at Cross Creek Mall in Fayetteville, NC. In May, we opened PetSmart at Coastal Grand Crossing in Myrtle Beach, SC. In July, we opened Dick’s Sporting Goods at Hanes Mall in Winston-Salem, NC. Later this month we will open Starbuck’s and Pei Wei Diner at Cary Town Center, in Cary, NC. At Fayette Mall in Lexington, KY we added an Abuelo’s restaurant earlier this year and will open PF Chang’s in the fall. At Hamilton Place Mall in Chattanooga we will open a PF Chang’s and Big River Grill in the fall. Adding additional retail and restaurants to our mall properties allows us to meet the growing consumer demand in our markets and solidify our properties’ market dominant position over the long-term.

We have two redevelopments under construction. At Cary Town Center in Cary, NC we are converting existing mall space into an exterior oriented lifestyle element with front-in parking and a streetscape atmosphere. New high-end retailers such as Chico’s and Coldwater Creek will open in the redeveloped section. This project is currently under construction and is slated for completion in the fall of this year. The project is 100% leased and committed.

8/3/2006 5:10 PM

At Hamilton Crossing, an associated center in Chattanooga, we are redeveloping the center with a lifestyle façade. We opened Guitar Center earlier this year and will open World Market in September.

For 2007 and 2008 we have announced over 2.4 million square feet of development projects representing a total investment of $368 million.

We recently announced and started construction on a new 50/50 joint venture project in York, PA with High Real Estate Group. York Town Center is a 291,000 square foot project anchored by Dick’s Sporting Goods, Best Buy, Ross Dress For Less, Staples, Bed, Bath & Beyond, and an additional junior anchor and will offer 84,000 square feet of shops and restaurants including Ulta Cosmetics, Chili’s and Longhorn Steakhouse. This project is approximately 73% leased and committed and will open in fall 2007.

We also announced a new lifestyle expansion at CherryVale Mall in Rockford, IL. Construction will begin early next year on the 82,000 square foot addition called The District at CherryVale Mall, which will include upscale fashion retailer Coldwater Creek, Granite City Food & Brewery, a national bookstore, along with ten additional first-class stores and dining options. The District is scheduled for completion in late fall 2007 and is currently 81% leased and committed.

We have two other lifestyle additions currently under construction including The Shoppes at St. Clair Square an 84,000 square foot lifestyle center that will adjoin our 1.1 million square foot St. Clair Square Mall in Fairview Heights, IL. The project includes retailers such as Barnes & Noble, Ann Taylor LOFT, Aveda, Banana Republic, Chico’s, Coldwater Creek, J. Jill, Joseph A. Bank, and Talbots. The development is approximately 86% leased and committed and is scheduled to open in Spring 2007.

The other lifestyle addition is at Valley View Mall in Roanoke, VA, which will include a 76,000 square foot lifestyle wing called The District at Valley View. The project will include Barnes & Noble, plus fashion retailers and restaurants including Carrabba's, Abuelo's, Red Robin, and Panera Bread. The District is currently 63% leased and committed.

Development projects opening in 2007 include Burlington, NC, where construction continues on Alamance Crossing, an 840,000 square foot open-air lifestyle center. This development will be anchored by Dillard’s, Belk, Barnes & Noble, Sportsman’s Warehouse, two additional anchors, and will offer shoppers approximately 170,000 square feet of small shops including Ann Taylor LOFT, Chico’s, Children’s Place, Coldwater Creek, New York & Co. and Yankee Candle. The 622,000 square foot first phase of the project will open in fall 2007 and is currently 67% leased and committed. Phase two is expected to open in 2008.

8/3/2006 5:10 PM

During the quarter we started construction on Milford Marketplace, a 112,000 square foot lifestyle center, anchored by a 30,000 square foot Wild Oats Natural Marketplace. The center is located in Milford, CT and will feature an outstanding line-up of retailers including Ann Taylor LOFT, Coldwater Creek, Chico’s, White House Black Market, J.Jill, Jos. A Bank, Blue Tulip, Tengda Asian Bistro, and others. The project is 70% leased and committed and is scheduled to open in Summer 2007.

Leasing is progressing well at Pearland Town Center. This 700,000 square foot lifestyle project is located approximately 20 miles south of Houston in Pearland, TX. This center will feature Dillard’s and Macy’s as anchors, Barnes & Noble, several junior anchors and approximately 300,000 square feet of small shop space. This project will also include office, entertainment, hotel, and multi-family components. Construction will begin in the fourth quarter with a scheduled opening for 2008.

As we previously announced, we will spend approximately $69.2 million on eight mall renovations in 2006. CoolSprings Galleria’s renovation was completed in May. Six of the other malls will finish their upgrades this fall and one will be completed in early 2007.

LEASING:

In the second quarter, we signed approximately 566,000 square feet of leases in our operating portfolio, including 255,000 square feet of new leases and 312,000 square feet of renewal leases. This compares with 583,000 square feet completed in the second quarter 2005, of which 297,000 square feet were new leases and 286,000 square feet were renewals. We also completed approximately 447,000 square feet of leasing for development projects in the second quarter. This compares with approximately 435,000 square feet of leasing for development projects in the second quarter 2005.

For total leasing of spaces 20,000 square feet and less, we achieved an average increase of 6.3% over the average base rent per square foot of expiring leases in the quarter.

For same space leasing, we achieved an average increase of 9.1% over the average base rent per square foot in the prior leases.

During the quarter rental increases on new leases for average base rents in stabilized malls were very strong at 24.4% on a same space basis and 17.5% on a total leasing basis. Renewal leasing was down 1.5% on a total and same store basis during the quarter. The decline in renewals was primarily due to just a handful of deals. We completed renewals on approximately 22,000 square feet of Spencer’s Gifts stores at significantly reduced rents. The new leases were for

8/3/2006 5:10 PM

one and two year terms. We also completed two bookstore renewals and two music store renewals during the quarter at reduced rates. Excluding the Spencer’s Gifts, music and bookstore leases, renewal spreads for average base rents on a same space basis, would have increased over 6.0% and overall same space leasing spreads would have been over 14.0%.

Although these deals have impacted our leasing spread reports, signing these deals on a one or two-year term allows us to keep the space productive until a replacement tenant is secured.

Stabilized mall occupancy at the end of the quarter was 91.4%, an 80 basis point decline from the prior year period. The decline in mall occupancy during the quarter was primarily due to the store closures from Casual Corner and Musicland. Excluding these vacancies, stabilized mall occupancy would have increased 120 basis points to 92.6% at quarter-end. We have made significant progress on back-filling the 147,000 square feet of vacant Casual Corner spaces and have over 50% of the space leased and committed. However, the occupancy numbers are still being impacted as only three stores totaling 7,500 square feet were opened in the second quarter. The remainder of the replacement tenants will open over the next few quarters.

Total portfolio occupancy at June 30, 2006 declined 50 basis points from the prior year period to 91.4%. Occupancy in the associated centers declined 200 basis points to 91.8% at quarter-end. The decline in associated center occupancy was primarily related to one large furniture store leaving at Harford Annex in Bel Air, MD.

BANKRUPTCY UPDATE:

New bankruptcies were insignificant in the quarter with only one bankruptcy resulting in a store closure.

Year-to-date we have been impacted by 41 store closures due to bankruptcies, representing $2.9 million in base rents. In the prior year period we had 18 stores close representing $968,000 of base rents.

RETAIL SALES

Same store sales for those tenants reporting for the trailing twelve-months ended June 30, 2006 for mall shops 10,000 square feet or less in stabilized malls increased 3.8% over the prior year to an average of $335 per square foot.

Occupancy costs, as a percent of sales, were flat at 13.7% for the second quarter of 2006, compared with the prior year period.

I will now turn the call over to John for our financial review.

8/3/2006 5:10 PM

JOHN:

Thank you, Stephen.

ACQUISITIONS/DISPOSITIONS:

In the second quarter we completed the previously announced sale of five community shopping centers to Galileo for $106.5 million. We recorded a gain of $7.2 million related to the sale, which was included in net income, but excluded from FFO. Proceeds from the sale were used in a tax advantageous 1031 like-kind exchange to repay the $102.9 million term loan on Layton Hills Mall in Layton, UT, acquired by the Company in November 2005.

LOAN REFINANCINGS:

Subsequent to the quarter end, we completed $317.0 million in four individual new financings secured by four malls. The new loans are ten-year, non-recourse with a weighted average interest rate of 5.96%. The new loans replaced one fixed rate loan and three floating rate term loans totaling $249.8 million that were scheduled to mature in the first half of 2007. These financings netted $64.7 million of excess financing proceeds that were used to pay down outstanding balances on our lines of credit. After these transactions, the company’s variable rate debt has been reduced to approximately 20% of total debt.

In the third quarter 2006 CBL will incur a one-time expense of approximately $630,000 for prepayment fees and the write-off of unamortized deferred financing costs, which will be reflected in GAAP Net Income and FFO.

FINANCIAL REVIEW:

During the second quarter 2006 FFO per share increased 7.0% to $0.76 per share from $0.71 per share in the prior year period. In the second quarter FFO included approximately $2.4 million or $0.02 per share from lease termination fees compared with none in the prior year period. We recorded approximately $2.9 million or $0.02 per share in gains on outparcel sales in the second quarter 2006, compared with $0.05 in the prior year period.

49% of the quarter’s increase in FFO was attributable to internal sources and 51% from external sources.

Additional highlights for the quarter included:

•	Same center NOI increased 4.0% for the quarter and 3.6% for the six-months ended June 30, 2006.

8/3/2006 5:10 PM

•	For the quarter, G&A represented approximately 3.8% of total revenues, compared with 4.5% in the prior year period.
•	Our cost recovery ratio was 105.1% compared with 104.9% in the prior year period. The cost recovery ratio for the remainder of the year should be within a range of 100% and 102%.
•

Our debt-to-total market capitalization ratio was 48.2% at the close of the quarter compared with 40.3% at the close of the prior year period. Variable rate debt represented approximately 12.1% of the total market capitalization at quarter-end and 25.1% of total debt. As I mentioned earlier, the recent refinancings we have completed have reduced our level of variable rate debt significantly.

•	Our EBITDA to interest coverage ratio at the end of June was 2.48 times, compared with 2.72 times for the prior year period.

GUIDANCE UPDATE:

As indicated in our press release, we are providing a guidance range for 2006 FFO per share of $3.31 to $3.36 per share, which excludes the impact of any unannounced acquisitions, future gain on the sale of outparcels, future lease termination fees, and gains on sales of non-operating properties, and is based on 2006 same store NOI growth of 2.5% to 3.5%.

CONCLUSION:

Second quarter results met our expectations. We continue to have a positive outlook for the remainder of the year and maintain our focus on maximizing growth opportunities at our portfolio of market dominant malls. As Stephen mentioned earlier, this year we have made a number of significant improvements to our existing portfolio through renovations, redevelopments, and expansions, which will help to drive our internal growth. The stable growth in our markets continually provides us with new opportunities and allows us to bring our shoppers some of the most in-demand retailers and restaurants. We are excited about the future of our company and look forward to continuing to produce strong results.

Thank you again for joining us today. We appreciate your continued support and would now be happy to answer any questions you may have.